Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Schmitt Industries, Inc.

Up to $2,500,000 of Shares of its Common Stock
At a Cash Purchase Price not Less than $3.00 nor Greater than $3.25 per Share

The Offer, Proration Period and Withdrawal Rights will Expire at 5:00 P.M., Eastern Time, on July 10, 2020, Unless the Offer is Extended

Schmitt Industries, Inc., an Oregon corporation (“we,” “us,” “our,” “Schmitt,” or the “Company”), is offering to purchase for cash (the “Offer”) up to $2,500,000 in aggregate purchase price of shares of our issued and outstanding common stock, no par value (the “Common Stock”), upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal. The Offer will commence on June 11, 2020 and terminate at 5:00 P.M., Eastern Time, on July 10, 2020, or such later date to which the Company may extend the Offer (the “Expiration Date”). Unless otherwise indicated, all references to “shares” are to shares of our Common Stock.

On the terms and subject to the conditions of the Offer, we will determine the single per share price, not less than $3.00 nor greater than $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders. We will select this single per share price (the “Purchase Price”) as the lowest purchase price (in increments of $0.05) within the indicated range that will enable us to purchase the maximum number of shares for an aggregate purchase price not to exceed $2,500,000, or all shares properly tendered and not properly withdrawn in the event that less than $2,500,000 in aggregate purchase price is properly tendered and not properly withdrawn.

All shares that we acquire in the Offer will be acquired at the Purchase Price, regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date of the Offer. However, because of the “small lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the Purchase Price, if the Offer is oversubscribed. We will not purchase shares tendered at prices greater than the Purchase Price. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the number of shares sought in the Offer, subject to applicable law and the authorization of our board of directors (the “Board of Directors”). In accordance with the rules of the Securities Exchange Commission (the “SEC”), if more than $2,500,000 in aggregate purchase price of shares is tendered in the Offer at or below the Purchase Price, subject to the authorization of our Board of Directors, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without extending the Expiration Date. See Section 2.

As of June 10, 2020, we had 3,777,856 issued and outstanding shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.00 per share, the minimum Purchase Price under the Offer, the number of shares that would be purchased under the Offer is 833,333. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.25 per share, the maximum Purchase Price under the Offer, the approximate number of shares that would be purchased under the Offer is 769,231.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE SECTION 7.

Our shares of Common Stock are listed and traded on the NASDAQ Capital Market (the “Nasdaq”) under the symbol “SMIT.” We publicly announced our intention to commence this Offer before market open on June 3, 2020 On June 2, 2020, the last full trading day before the announcement of the Offer, the reported closing price of the shares on the Nasdaq was $2.83 per share. On June 10, 2020, the last full trading day before the commencement of the Offer, the reported closing price of the shares on the Nasdaq was $3.13 per share. Before deciding whether to tender shares, shareholders are urged to obtain current market quotations for the shares.

A detailed discussion of this Offer is contained in this Offer to Purchase. Shareholders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THIS OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, NOR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR SHARES AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

None of our directors, or executive officers, will participate in the Offer or tender any of their shares.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way, Edgewood, NY 11717

Please direct any questions or requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials to InvestorCom LLC, the information agent for the Offer (the “Information Agent”), by phone at (877) 972-0090, or by mail addressed to InvestorCom LLC, 19 Old Kings Highway S., Suite 210, Darien, Connecticut 06820. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

Offer to Purchase dated June 11, 2020

IMPORTANT PROCEDURES

If you wish to tender all or any part of your shares, you must do one of the following before the Offer expires at 5:00 P.M., Eastern Time, on July 10, 2020, or such later date and time to which we may extend the Offer:

•	complete and sign the related Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your share certificates, to Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer (the “Depositary”);
•	tender the shares according to the procedure for book-entry transfer described in Section 3; or
•	request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you.

We will not accept for payment any unvested restricted stock awards (“RSAs”), restricted stock units (“RSUs”), or any other stock-based awards tendered pursuant to the Offer. If you are a holder of RSAs, RSUs, or any other stock-based awards, you may only tender shares that you have acquired through the vesting of such awards prior to the Expiration Date.

If you desire to tender your shares but (a) your share certificates are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) you cannot deliver the other required documents to the Depositary by the expiration of the Offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Shareholders must complete the Letter of Transmittal to effect a valid tender of shares.

Questions regarding the Offer, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials should be directed to the Information Agent by phone at (877) 972-0090, or by mail addressed to InvestorCom LLC, 19 Old Kings Highway S., Suite 210, Darien, Connecticut 06820. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

SUMMARY TERM SHEET		1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		8

THE OFFER		9
1.	GENERAL TERMS OF THE OFFER	9
2.	NUMBER OF SHARES; PRORATION	9
3.	PROCEDURE FOR TENDERING SHAREHOLDERS	13
4.	WITHDRAWAL RIGHTS	17
5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE	18
6.	CONDITIONAL TENDER OF SHAREHOLDERS	19
7.	CERTAIN CONDITIONS OF THE OFFER	20
8.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER	22
9.	PRICE RANGE OF SHARES	27
10.	SOURCE AND AMOUNT OF FUNDS	27
11.	TRANSACTIONS AND AGREEMENTS CONCERNING SHARES	27
12.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS	30
13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	31
14.	ADDITIONAL INFORMATION; MISCELLANEOUS	36

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the material terms of the proposed Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion. Unless otherwise indicated, references to shares are to shares of our Common Stock and not to any other securities.

WHO IS MAKING THE OFFER?	Schmitt Industries, Inc., an Oregon corporation, with principal executive offices at 2765 N.W. Nicolai Street, Portland, Oregon 97210, telephone (503) 227-7908.
WHAT ARE WE OFFERING TO PURCHASE?	We are offering to purchase shares of Common Stock. All references to “shares” are to shares of Common Stock.
What will BE the Purchase Price for the ShARES?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.05) within a price range specified by us at which you are willing to sell your shares. The price range for the Offer is $3.00 to $3.25 per share. We will determine the Purchase Price that we will pay per share promptly after the Expiration Date. The Purchase Price will be the lowest price within the specified range that will allow us to purchase up to $2,500,000 in value of shares at such price, based on the number of shares tendered. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn prior to the Expiration Date.

The Purchase Price will not be less than $3.00 nor greater than $3.25 per share. The closing sale price for the shares on the Nasdaq on June 2, 2020, the last full trading day before the public announcement of our intention to commence the Offer, was $2.83. The closing sale price for the shares on the Nasdaq on June 10, 2020, the last full trading day before the commencement of the Offer, was $3.13. We will pay the same per share Purchase Price in cash, less any applicable withholding taxes and without interest, for all the shares we purchase in the Offer, even if some of the shares are tendered at a price below the Purchase Price. See Section 2. We will not purchase any shares tendered at a price above the Purchase Price. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.” If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $3.00 per share, less any applicable withholding taxes and without interest. You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your shares being purchased at the minimum price per share. See Section 2.

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WHAT IS THE MARKET PRICE OF OUR SECURITIES?	Our shares of Common Stock are listed and traded on the Nasdaq under the symbol “SMIT.” On June 2, 2020, the last full trading day before the public announcement of our intention to commence the Offer, the reported closing price of the shares on the Nasdaq was $2.83 per share. On June 10, 2020, the last full trading day before the commencement of the Offer, the reported closing price of the shares on the Nasdaq was $3.13 per share. See Section 9.
HOW MANY SHARES WILL THE COMPANY PURCHASE IN THE OFFER?

We are offering to purchase up to $2,500,000 in aggregate purchase price of shares based on the Purchase Price in the Offer or such lesser amount depending on the number of shares properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer.

As of June 10, 2020, we had 3,777,856 issued and outstanding shares of Common Stock. At the minimum Purchase Price of $3.00 per share, we would purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 22% of our outstanding shares as of June 10, 2020. At the maximum Purchase Price of $3.25 per share, we would purchase 769,231 shares if the Offer is fully subscribed, which would represent approximately 20% of our outstanding shares as of June 10, 2020. If the Offer is fully subscribed at the minimum Purchase Price, we would have 2,944,523 shares outstanding immediately following the purchase of shares tendered in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we would have 3,008,625 shares outstanding immediately following the purchase of shares tendered in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of our Common Stock (or 75,557 shares) without extending the Expiration Date. In exercising this right, we may increase the Purchase Price to allow us to purchase all such additional shares, but not above the maximum Purchase Price. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

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What will happen if more than $2,500,000 in aggregate purchase price of shares are tendered at or below the purchase price?

If more than $2,500,000 in aggregate purchase price of shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase shares as follows:

  first, from all holders of “small lots” of less than 100 shares who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Offer;
  second, from all other shareholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the applicable Expiration Date, on a pro rata basis (except for shareholders who tendered shares conditionally if the condition was not satisfied); and
  third, only if necessary to permit us to purchase $2,500,000 in aggregate purchase price of shares (or such greater amount as we may elect to purchase, subject to applicable law and the authorization of our Board of Directors), from shareholders who have conditionally tendered shares at or below the Purchase Price and do not properly withdraw them (if the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the Purchase Price.

Because of the “small lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 2.

If I own fewer than 100 shares subject to the offer and I tender all of my shares, will I be subject to proration?	If you beneficially own fewer than 100 shares, in the aggregate, and you properly tender all of these shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date for the Offer and you complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 2.

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WHY IS THE COMPANY MAKING THIS OFFER?	In order to obtain significant cost savings among other reasons, the Board of Directors has approved the delisting of our Common Stock from trading on the Nasdaq and the termination of the registration of our shares under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). We believe that the public trading market for the shares has been and will continue to be characterized by low trading volume which would make it difficult for shareholders, who no longer wish to remain shareholders of a non-reporting company whose shares are traded on an over-the-counter market, to sell their shares prior to a delisting and deregistration. The purpose of the Offer is therefore to provide the holders of the shares with liquidity in light of our intentions to delist and deregister as well as provide shareholders the opportunity to sell a thinly traded security. See Section 8.
How will THE COMPANY pay for the shares?	We anticipate that we will purchase shares in the Offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition to the Offer. See Section 10.
WHEN DOES THE OFFER EXPIRE?	The Offer will expire at 5:00 P.M., Eastern Time, on July 10, 2020, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. We may choose to extend the Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide. See Section 12.
How will I be notified if the Company extends, amends or terminates the Offer?	If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by 9:00 A.M., Eastern Time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. We can terminate the Offer under certain circumstances. See Section 12.
WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES

Upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us, subject to our right to issue additional shares of Common Stock and other equity securities in the future. Following completion of the Offer, we intend to delist our Common Stock from the Nasdaq and take all action necessary to deregister our Common Stock under the Exchange Act as we currently have less than 300 shareholders of record. We anticipate that following delisting, our Common Stock will be quoted on the OTC Pink Market, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our Common Stock. We can provide no assurance that trading in our stock will continue in the OTC Pink Market or in any other forum. See Section 8.

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Are there any conditions to the Offer?

While the Offer is not conditioned upon any minimum number of shares being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions. See Section 7.

ONCE TENDERED, MAY I WITHDRAW MY TENDER?	If you tender shares pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date. If you wish to withdraw your tender, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.
WILL THE COMPANY’S DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES PARTICIPATE IN THE OFFER?	None of our directors or executive officers will participate in the Offer or tender any of their shares.
Following the offer, will the Company continue as a public company?	Following completion of the Offer, we intend to delist our Common Stock from the Nasdaq and terminate the registration of our Common Stock under the Exchange Act. We anticipate that following delisting, our Common Stock will be quoted on the OTC Pink Market, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our Common Stock. If our Common Stock is traded on the OTC Pink Market, we intend to disclose certain financial and other information about us but such information will likely be less than what is required under the reporting obligations of the Exchange Act. We can provide no assurance as to the amount of information about us that we will provide or that trading in our stock will continue in the OTC Pink Market or in any other forum. See Section 8.

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Does the offer impact the ability of the Company to delist and deregister?	We currently have below the minimum number of shareholders required for deregistration under the Exchange Act. We have previously announced our intention to delist the Common Stock from the Nasdaq as well as the deregistration of our Common Stock from Exchange Act reporting requirements. As we currently have less than 300 shareholders of record, the consummation of the Offer does not enhance our ability or otherwise enable us to delist and deregister.
DO WE RECOMMEND THAT YOU TENDER YOUR SHARES IN THE OFFER?

Our Board of Directors has authorized us to make this Offer. However, neither the Company nor any of its directors, officers or employees, nor the Depositary, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender some or all of your shares.

HOW DO I TENDER MY SHARES PURSUANT TO THE OFFER?

Either:

(i)     You must properly complete and duly execute the Letter of Transmittal and deliver it with your share certificate(s) to the Depositary at the address appearing on the back cover page of this document;

(ii)   The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

(iii) You must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact the Information Agent for assistance. See also Section 3 and the instructions to the Letter of Transmittal.

When will the Company pay for the shares I tender?	We will pay the applicable Purchase Price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Date of the Offer and the acceptance of the shares for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered shares until up to approximately four (4) business days after the expiration of the Offer. See Section 5.

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Will I have to pay brokerage commissions if I tender my shares?	If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.
What are the U.S. federal income tax consequences if I tender my shares?	Generally, your receipt of cash from us in exchange for tendered shares will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. “Non-U.S. Holders” are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.
WHO CAN RESPOND TO QUESTIONS OR PROVIDE ASSISTANCE REGARDING THE OFFER?	Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials, to the Information Agent, by phone at (877) 972-0090, or by mail addressed to InvestorCom LLC, 19 Old Kings Highway S., Suite 210, Darien, Connecticut 06820.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical information contained herein are forward-looking statements. These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives. Representatives of the Company may also make forward-looking statements. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements. Any forward-looking statement speaks only as of the date on which the statement is made. The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Please refer to our Annual Report on Form 10-K for the year ended May 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended February 29, 2020, including Item 1A, “Risk Factors,” in such reports, as well as our other filings with the SEC, for a more detailed discussion of risks and uncertainties. Any forward-looking statement should be read and interpreted together with these other filings. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

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THE OFFER

1.	GENERAL TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will purchase $2,500,000 in aggregate purchase price of shares, or all shares properly tendered and not properly withdrawn in the event that less than $2,500,000 in aggregate purchase price of shares is properly tendered and not properly withdrawn, in accordance with Section 2, before 5:00 P.M., Eastern Time, on July 10, 2020, the scheduled Expiration Date of the Offer, unless extended, at a Purchase Price not less than $3.00 nor greater than $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest. Unless otherwise indicated, all references to shares are to shares of our Common Stock. The Offer will commence on June 11, 2020, and terminate on the Expiration Date, or such later date to which the Company may extend the Offer.

2.	NUMBER OF SHARES; PRORATION

Number of Shares. As of June 10, 2020, we had 3,777,856 issued and outstanding shares of Common Stock. At the minimum Purchase Price of $3.00 per share, we would purchase 833,333 shares if the Offer is fully subscribed, which would represent approximately 22% of our outstanding shares as of June 10, 2020. At the maximum Purchase Price of $3.25 per share, we would purchase 769,231 shares if the Offer is fully subscribed, which would represent approximately 20% of our outstanding shares as of June 10, 2020. If the Offer is fully subscribed at the minimum Purchase Price, we would have 3,008,625 shares outstanding immediately following the purchase of shares tendered in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we would have 2,944,523 shares outstanding immediately following the purchase of shares tendered in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares.

We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the number of shares to be sought in the Offer, subject to applicable law and the authorization of our Board of Directors. In accordance with the rules of the SEC, if more than $2,500,000 in aggregate purchase price of shares is tendered in the Offer at or below the Purchase Price, subject to the authorization of our Board of Directors, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without extending the Expiration Date. In the event of an oversubscription of the Offer as described below, shares tendered at prices at or below the Purchase Price for the Offer (determined as provided herein) will be subject to proration, except for Small Lots (as defined below).

If we:

•	increase the price to be paid for the shares above $3.25 per share, decrease the price to be paid for the shares below $3.00 per share;
•	increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or 75,557 shares); or
•	decrease the number of shares being sought in the Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 12, we will extend the affected Offer until the expiration of such period of ten (10) business days. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time. See Section 12.

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THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE SECTION 7.

Purchase Price. In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $3.00 nor greater than $3.25 per share, at which they are willing to sell their shares to us in the Offer. The lowest price that may be specified for shares is $3.00. The prices that may be specified for shares increase in increments of $0.05 up to the highest price that may be specified, which is $3.25 per share. A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the Offer, in which case the shareholder will be deemed to have tendered such shares at the minimum price of $3.00 per share. Choosing the second option will maximize the chance that we will purchase a tendering shareholder’s shares, may lower the Purchase Price paid for all purchased shares in the Offer and could result in the tendering shareholder receiving a price per share as low as $3.00, less any applicable withholding taxes and without interest. See Section 9 for recent market prices for our shares of Common Stock.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

As promptly as practicable following the Expiration Date, we will determine the Purchase Price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price within the indicated range, that will enable us to purchase the maximum number of shares for an aggregate purchase price not exceeding $2,500,000, or all shares properly tendered and not properly withdrawn in the event that less than $2,500,000 in aggregate purchase price of shares is properly tendered and not properly withdrawn prior to the Expiration Date. In each case, the Purchase Price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest.

Shares properly tendered under the Offer at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the small lot priority, proration and conditional tender provisions. We will not purchase shares tendered at prices greater than the Purchase Price, nor will we purchase shares that we do not accept in the Offer because of “small lot” priority, proration and conditional tender provisions. We will return to the tendering shareholders shares that we do not purchase in the Offer at our expense promptly after the applicable Expiration Date.

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Shareholders also can specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

Priority of Purchases.

Upon the terms and subject to the conditions of the Offer, if $2,500,000 in aggregate purchase price of shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all shares properly tendered at or below the Purchase Price and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if more than $2,500,000 in aggregate purchase price of shares is properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Small Lot Holder (as defined below) of shares who:
o	tenders all shares beneficially owned by such Small Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by such Small Lot Holder will not qualify for this preference); and
o	completes the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.
•	Third, only if necessary to permit us to purchase $2,500,000 in aggregate purchase price of shares from shareholders (or such greater amount as we may elect to purchase, subject to applicable law and the authorization of our Board of Directors), we will purchase shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the Purchase Price determined in the Offer, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the Purchase Price.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the Purchase Price.

As noted above, we may elect to purchase more than $2,500,000 in aggregate purchase price of shares in the Offer, subject to applicable law and the authorization of our Board of Directors. If we do so, the preceding provisions will apply to the greater number of shares.

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Small Lots. The term “Small Lots” means, with respect to the shares, all shares properly tendered prior to the applicable Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (a “Small Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

To qualify for the Small Lot preference with respect to the Offer, a Small Lot Holder must tender all shares, as applicable, owned by the Small Lot Holder in accordance with the procedures described in Section 3. Small Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, a Small Lot Holder who holds shares in its name and tenders its shares directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable Small Lot discounts in a sale of the holder’s shares. Any Small Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. Upon the terms and subject to the conditions of the Offer (including the Small Lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than $2,500,000 in aggregate purchase price of shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the Expiration Date of the Offer. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the Purchase Price selected by us to the total number of shares tendered by all shareholders at or below the Purchase Price selected by us. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the Small Lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the Offer until approximately four (4) business days after the Expiration Date for the Offer. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 3 the number of shares that we will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of June 11, 2020, and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

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3.	PROCEDURE FOR TENDERING SHAREHOLDERS

Proper Tender of Shares. For shareholders to properly tender shares under the Offer:

•	the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, before the Expiration Date, or
•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

In accordance with Instruction 5 of the Letter of Transmittal for shares, each shareholder desiring to tender shares pursuant to the Offer must either (a) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $3.00 per share or (b) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.” NOTE THAT SELECTING “SHARES TENDERED AT PRICE DETERMINED IN THE OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.00 PER SHARE, LESS ANY APPLICABLE WITTHOLDING TAXES AND WITHOUT INTEREST. The closing sale price for the shares on the Nasdaq on June 2, 2020, the last full trading day before the announcement of the commencement of the Offer, was $2.83. The closing sale price for the shares on the Nasdaq on June 10, 2020, the last full trading day before the commencement of the Offer, was $3.13.

Shareholders also can specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

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In order to qualify for the preferential treatment available to Small Lot Holders as set forth above, Small Lot Holders must tender all of their shares and also complete the section titled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price, provided that a shareholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a shareholder has submitted multiple Letters of Transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in DTC, referred to as the “Book-Entry Transfer Facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under Exchange Act (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (a) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility as described above, (b) a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and (c) any other documents required by the applicable Letter of Transmittal.

Method of Delivery. The method of delivery of all documents, including SHARE certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Shareholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

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Book-Entry Delivery. The Depositary will establish an account for the shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer such shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. shareholder surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such U.S. shareholder’s correct TIN (as defined in Section 13) on an U.S. Internal Revenue Service Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. shareholder does not provide such U.S. shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such U.S. shareholder and payment of cash to such U.S. shareholder pursuant to the Offer may be subject to backup withholding of 24%. All U.S. shareholders surrendering shares pursuant to the Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal backup withholding. See the Letter of Transmittal.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

Guaranteed Delivery. If a shareholder desires to tender shares into the Offer and the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder may nevertheless tender the shares, provided that the shareholder satisfies all of the following conditions:

•	the shareholder makes the tender by or through an Eligible Institution;
•	the Depositary receives by mail or overnight courier, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and
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•	the Depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within two (2) Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or registered mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If you hold shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to the Company that:

•	the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and
•	the tender of shares complies with Rule 14e-4.

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It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the shares, or has securities immediately convertible into, or exchangeable or exercisable for, the shares, and
•	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Shareholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Broadridge Corporate Issuer Solutions, Inc., the transfer agent for our shares, at (800) 733-1121, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. The shareholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We recommend that shareholders whose share certificate has been lost, stolen, misplaced or destroyed contact Computershare immediately in order to permit timely processing of this documentation.

shareholders must deliver share certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the Depositary and not to the Company. THE COMPANY will not forward any such documents to the Depositary, and delivery to the Company will not constitute a proper tender of shares.

4.	WITHDRAWAL RIGHTS

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 P.M., Eastern Time, on July 10, 2020, the Expiration Date, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares that the shareholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.

If a shareholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures.

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All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Withdrawals may not be rescinded, and any shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine the Purchase Price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date of the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the Purchase Price so determined and not properly withdrawn prior to such Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at prices at or below the Purchase Price that is determined for the shares and are not properly withdrawn, subject to the “Small Lot” priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for payment up to $2,500,000 in aggregate purchase price of shares properly tendered and not properly withdrawn (subject to applicable law and the authorization of our Board of Directors). Subject to the authorization of our Board of Directors, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without extending the Expiration Date.

We will pay for shares purchased under the Offer by depositing the aggregate Purchase Price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such Offer promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until up to approximately four (4) business days after such Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the Purchase Price and shares not purchased due to proration or conditional tender, will be returned to the tendering shareholders, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the Expiration Date for the Offer, we may not be obligated to purchase shares under the Offer. See Section 7.

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We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE IRS FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THE OFFER. SEE SECTION 13.

6.	CONDITIONAL TENDER OF SHAREHOLDERS

Subject to the limited exception for holders of Small Lots, in the event of an oversubscription of the Offer, shares tendered at or below the applicable Purchase Price with respect to such shares prior to the applicable Expiration Date will be subject to proration. See Section 2. In order to avoid (in full or in part) possible proration, a shareholder may tender shares subject to the condition that we must purchase a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal if we purchase any shares tendered. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tenders” in the Letter of Transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each shareholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable Expiration Date, if the number of shares properly tendered and not properly withdrawn is greater than $2,500,000 in aggregate purchase price (or such greater amount as we may elect to purchase, subject to applicable law and the authorization of our Board of Directors), so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any shareholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below $2,500,000 in aggregate purchase price (or such greater number of shares as we may elect to purchase, subject to applicable law and the authorization of our Board of Directors) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the Purchase Price.

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7.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

•	there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, seeks to or could, directly or indirectly:
o	make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer;
o	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer;
o	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares to be purchased pursuant to the Offer; or
o	materially and adversely affect our and or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares pursuant to the Offer;
•	there shall have occurred any of the following:
o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;
o	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
o	a decrease of more than 15% in the sale price of the shares on the Nasdaq or decrease of more than 10% in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on June 10, 2020, the last full trading day prior to the commencement of the Offer;
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o	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism, on or after June 10, 2020;
o	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;
o	any significant slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease including but not limited to the recent COVID-19 viral outbreak, which diminishes general economic activity to a degree sufficient to materially reduce demand for our products and services or else materially disrupts the Company's ability to provide our products and services;
o	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, or the trading in the shares; or
o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates or shareholders;
•	a tender offer or exchange offer for any or all of the shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or
•	we learn that:
o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 10, 2020);
o	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 10, 2020, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;
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o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;
o	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer, has occurred or is threatened;
o	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or
o	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

8.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

Information Concerning the Company

General Information. The Company is a global leader in precision test, measurement and process control products, that help customers save money, increase production efficiency and improve product quality across a variety of industries.

Schmitt was founded in 1987 to provide reliable solutions for in-process dynamic balancing of precision grinding machines. The Schmitt Dynamic Balance System (“SBS”) can detect and dynamically correct vibration as low as 0.02 microns to ensure product quality, and the SBS acoustic emission sensors help grinding machine operators maximize the efficiency of the grinding process, thereby increasing part throughput and lowering operating costs.

The Company’s family of products was expanded in June 2000 with the acquisition of the Acuity™ line of dimensional and distance measurement lasers. These laser products utilize both triangulation and time-of-flight measurement principles and are known for their speed and accuracy. The Acuity products are used in a wide variety of industrial, commercial and research applications.

In 2007, the Company purchased Xact™ ultrasonic measurement technology for the remote monitoring of the fill levels of propane and other liquid tanks. Together with the Xact gauge reader, the satellite-focused Xact systems can detect and communicate fill levels, along with other information such as tank size and configuration, to customers through the “Internet of Things” ecosystem using our satellite provider and a secure website. Typical users of Xact systems are bulk propane, diesel, jet fuel suppliers and ammonia users and distributors.

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Today, Schmitt Industries is a world leader in providing highly precise test, measurement and process control products that help customers save money, increase production efficiency and improve product quality.

The Company was originally incorporated under the laws of British Columbia, Canada, in 1984 and was reincorporated under the laws of the State of Oregon in 1995. Schmitt is an ISO 9001 certified company.

Our principal executive offices are located at 2765 N.W. Nicolai Street, Portland, Oregon 97210, and our telephone number is (503) 227-7908. Additional information about our business can be found in our periodic filings with the SEC, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K. See Section 14, “Additional Information; Miscellaneous”.

Recent Developments. On June 9, 2020, the United States Bankruptcy Court for the Eastern District of New York announced that the Company was the successful bidder for the acquisition of certain acquired assets of Ample Hills Holdings, Inc., including equipment, inventory, and all intellectual property, including the names and marks of AMPLE HILLS and AMPLE HILLS CREAMERY and all derivatives thereof. The Company’s bid is subject to the agreement and assumption of seven out of ten leases and final Board approval, and provides that in consideration for the acquisition of the assets the Company will pay $1,000,000 and assume any negotiated cure amounts under the leases. A hearing to consider the Company’s bid has been scheduled for June 30, 2020 and consummation of the transactions contemplated by the Company’s bid is subject to entry of an acceptable order by the bankruptcy court, the execution and delivery of an Asset Purchase Agreement and the satisfaction of the closing conditions contained therein. Accordingly, there can be no assurance that the transactions contemplated by the Company’s bid will be consummated.

Purposes of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer. As described in this Offer to Purchase, our Board of Directors has approved a delisting of our Common Stock from the Nasdaq. Since we may have shareholders who no longer wish to remain shareholders of a company whose shares are traded in the over-the-counter market, we believe the Offer will enable such shareholders to sell their shares of our Common Stock before they are no longer traded on the Nasdaq. Without the Offer, the Board of Directors believes it would be difficult for such shareholders to sell their shares prior to a delisting because our shares have remained very thinly traded and have provided little liquidity for the Company’s shareholders. We are making the Offer because we believe that the repurchase of shares is consistent with our long-term goal of maximizing shareholder value. The purpose of the Offer is also to provide our public shareholders with liquidity and a price for their shares that has generally not been available in the market for some time. There is a limited market for the shares and low trading volumes make it difficult for shareholders to sell large blocks of shares. The Offer provides all of the shareholders with an opportunity to sell their shares at a price higher than those recently available in the public market and without the liquidity limitations characterized by that market.

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On January 30, 2020, our Board of Directors approved the voluntary delisting of our Common Stock from the Nasdaq, and the voluntary deregistration of our Common Stock from the reporting requirements of the Exchange Act. On May 29, 2020, our Board of Directors also authorized the Company to enter into the Offer and approved spending up to $2,500,000 to repurchase shares tendered. Following completion of the Offer, the Company intends to delist the Common Stock from trading on the Nasdaq and, if we continue to have less than 300 shareholders of record, to deregister its Common Stock from the reporting requirements of the Exchange Act. As a result, we anticipate that following delisting, our Common Stock will be quoted on the OTC Pink Market, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our Common Stock. This will require at least one market maker to quote our Common Stock on the OTC Pink Market, after the market maker complies with certain filing and disclosure rules or by complying with the unsolicited customer order rule. There is no assurance that either we or a market maker will comply with those rules. More information about the OTC Pink Market can be obtained from its website at http://www.otcmarkets.com. If our Common Stock is traded on the OTC Pink Market, we intend to disclose certain financial and other information about us but such information will likely be less than what is required under the reporting obligations of the Exchange Act. We can provide no assurance as to the amount of information about us that we will provide or that trading in our stock will continue in the OTC Pink Market or in any other forum.

Termination of registration of the Common Stock under the Exchange Act will eliminate the substantial time and costs, both general and administrative, attendant to maintaining the Company’s status as a reporting company under the Exchange Act. In addition to expending the time of its management, the Company incurs significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. These costs include review of periodic reports to the SEC (such as Forms 10-K and Forms 10-Q), legal and accounting fees relating to such matters, annual fees for the Company’s transfer agent, fees relating to the listing of its Common Stock on the Nasdaq, directors' fees and costs associated with communications with shareholders. These costs do not include the salaries and time of employees of the Company who devote attention to these matters. As a result of the termination of registration, shareholders will have less access to information concerning us than they would have if we continued to be subject to the reporting requirements of the Exchange Act.

After the completion of the Offer, we expect to have sufficient cash to meet our cash needs for normal operations and anticipated capital expenditures that may arise.

Certain Effects of the Offer. The Offer presents potential risks and disadvantages to us and our continuing shareholders. Upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company subject to the Company’s right to issue additional shares of Common Stock and other equity securities in the future. Shares that the Company acquires pursuant to the Offer will be canceled and will have the status of authorized but unissued shares.

The shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish information to its shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of shareholders. However, the Company currently has fewer than the minimum number of shareholders necessary to make it eligible to deregister under the Exchange Act. Following completion of the tender offer, the Company intends to delist the Common Stock from the Nasdaq and, assuming it continues to be eligible for deregistration, deregister the Common Stock under the Exchange Act. Following delisting, we anticipate that our common stock will be quoted on the OTC Pink Market, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our common stock. We can provide no assurance that trading in our stock will continue in the OTC Pink Market or in any other forum.

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Plans and Proposals. Except as disclosed elsewhere in this Offer to Purchase with respect to the sixth, seventh and eighth bullets below or as may occur in the ordinary course of its business, neither the Company nor any of its executive officers, directors or affiliates have current definitive plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers; reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•	any material change in our present dividend rate;
•	any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;
•	any material change in our corporate structure or business;
•	any class of our equity securities becoming delisted from the Nasdaq, or ceasing to be authorized to be quoted on the Nasdaq;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities, other than pursuant to our stock;
•	repurchase program, stock award and incentive plan and the grant of equity-based compensation awards or other stock options to employees or directors in the ordinary course of business; or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase, our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

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Board of Directors Approval

The Company’s Board of Directors has authorized us to make this Offer. However, neither the Company nor any of its directors, officers or employees, nor the Depositary, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender some or all of your shares.

Beneficial Ownership of Common Stock by Directors, Executive Officers, and Controlling Shareholders

The following table sets forth, as of June 10, 2020, the beneficial ownership of shares of our Common Stock by each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding Common Stock, each of our directors and executive officers, and all of our directors and executive officers as a group:

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Persons known to beneficially own more than 5%
GAMCO Investors, Inc.(1)	701,029	18.5%
Sententia Capital Management LLC(2)	474,235	12.6%
Renaissance Technologies LLC(3)	258,148	6.8%
Directors and NEOs
Michael R. Zapata(2)(4)	528,012	14.0%
Charles Davidson(6)	21,000	*
Andrew P. Hines(7)	42,588	1.1%
Steven Strom(8)	19,069	*
Jamie Schmidt(9)	7,777	*
All executive officers and directors as a group (5 persons)(10)	618,446	16.4%

*Represents holdings of less than 1% of shares outstanding.

(1)       The address of GAMCO Investors, Inc. is One Corporate Center, Rye, NY 10580. This disclosure is based on information contained in a Schedule 13D/A filed by GAMCO Investors, Inc. with the SEC on July 24, 2018.

(2)       Michael R. Zapata, as the managing member of Sententia Capital Management, LLC, general partner of Sententia Group, LP, and as the managing member of Sententia Capital Management, LLC, may be deemed to beneficially own the shares of Common Stock beneficially owned by Sententia Capital Management LLC. Mr. Zapata disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Sententia Capital Management LLC is 102 W. 87th Street, No. 1S, New York, NY 10024. This disclosure is based on information contained in a Schedule 13D/A filed by Sententia Capital Management LLC with the SEC on December 20, 2019.

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(3)       The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. This disclosure is based on information contained in a Schedule 13G/A filed by Renaissance Technologies LLC with the SEC on February 14, 2020.

(4)       Includes 53,777 shares of Common Stock held as of June 10, 2020.

(6)       Includes 21,000 shares of Common Stock held as of June 10, 2020.

(7)       Includes 166,809 shares of Common Stock held as of June 10, 2020.

(8)       Includes 19,069 shares of Common Stock held as of June 10, 2020.

(9)       Includes 7,777 shares of Common Stock held as of June 10, 2020.

(10)       Consists of 742,667shares of Common Stock held as of June 10, 2020.

Participation by Directors, Executive Officers, and Affiliates in the Offer

None of our directors or executive officers will participate in the Offer or tender any of their shares.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving shares of our Common Stock during the 60 days prior to June 11, 2020.

9.	PRICE RANGE OF SHARES

Shares of our Common Stock are listed and traded on the NASDAQ Capital Market under the symbol “SMIT.” The following table sets forth the high and the low sales prices of our Common Stock as reported on the Nasdaq for the periods indicated.

	Share Prices
	High	Low
Fiscal Year Ended May 31, 2021:
First Quarter*	$3.13	$2.80

Fiscal Year Ending May 31, 2020:
First Quarter	$2.27	$1.87
Second Quarter	$3.67	$2.02
Third Quarter	$3.88	$2.99
Fourth Quarter	$3.18	$2.30

Fiscal Year Ended May 31, 2019:
First Quarter	$3.11	$2.29
Second Quarter	$3.01	$2.59
Third Quarter	$2.99	$2.55
Fourth Quarter	$2.57	$2.16

*Through June 10, 2020

On June 2, 2020, the last full trading day before the announcement of our intention to commence the Offer, the reported closing price of our shares of Common Stock on the Nasdaq was $2.83 per share. On June 10, 2020, the last full trading day before the commencement of the Offer, the reported closing price of our shares of Common Stock on the Nasdaq was $3.13 per share. We recommend that holders obtain current market quotations for the shares, among other factors, before deciding whether or not to tender their shares.

10.	SOURCE AND AMOUNT OF FUNDS

The Offer is not conditioned upon financing. We will use our existing working capital to purchase the shares tendered in the Offer. As of May 31, 2020, the Company had approximately $10.5 million of cash and cash equivalents on hand. Assuming the Offer is fully subscribed, the funds required by the Company to purchase the maximum amount of shares sought in the Offer is estimated to be approximately $2,500,000. We will also use our existing working capital to pay expenses associated with this Offer, estimated to be approximately $80,000.

11.	TRANSACTIONS AND AGREEMENTS CONCERNING SHARES

Agreements and Arrangements Relating to the Company’s Securities

Other than as set forth below, and as set forth in our Second Restated Articles of Incorporation and Second Restated Bylaws, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Equity Incentive Plan. The Company maintains the Second Amended and Restated 2014 Equity Incentive Plan, as amended, (the “2014 Plan”). The 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units, stock appreciation rights, and other forms of equity compensation (collectively referred to as “equity awards”). The 2014 Plan also provides the ability to grant performance equity awards and performance cash, which enable our Compensation Committee of the Board of Directors (the “Compensation Committee”) to use performance criteria in establishing specific targets to be attained as a condition to the vesting of awards.

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Incentive stock options granted under the 2014 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code (as defined below). Nonstatutory stock options granted under the 2014 Plan are not intended to qualify as incentive stock options under the Code (as defined below).

The purpose of the 2014 Plan is to provide a sufficient reserve of Common Stock to offer appropriate incentives to our executive officers, employees, directors and consultants. We actively compete for highly qualified people to work on our team, and our equity program is a key component of our strategy to attract and retain key individuals. We continue to believe that equity compensation is an important component to motivate key employees and effectively aligns employee compensation with shareholder interests. The 2014 Plan is the sole available plan for granting equity compensation to our employees.

A total of 700,000 shares of Common Stock has been reserved for issuance pursuant to the 2014 Plan. As of June 10, 2020, options to purchase a total of 22,500 shares of Common Stock were outstanding under the 2014 Plan. On June 10, 2020, 493,638 shares of our Common Stock remained available for future grants of stock awards under the 2014 Plan.

Stock Repurchase Plan. On December 3, 2019, the Company announced that its Board of Directors authorized a share repurchase plan to buy up to $2,000,000 of its Common Stock (the “Share Repurchase Plan”). The Company intends to purchase shares from time to time through open market and private transactions in accordance with SEC rules. The Share Repurchase Plan is authorized through December 16, 2020. Through February 29, 2020, the Company has repurchased 46,932 shares, at an average price of $3.10 per share, under the Share Repurchase Plan, which was implemented in accordance with a 10b5-1 plan.

Agreements with Michael Zapata. Effective December 1, 2018, the Company entered into an executive employment agreement with Mr. Michael Zapata, the Company’s current Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Zapata received a retainer fee of $90,000. Under the terms of the agreement, the Company granted Mr. Zapata 48,000 RSUs under the 2014 Plan, which vest in the amounts set forth below on the first date the 15-trading day average closing price of the Common Stock equals or exceeds the corresponding target price for the Common Stock (listed below).

Number of RSUs Vested	Target Price
6,000	$2.70
6,000	$2.90
6,000	$3.10
6,000	$3.30
6,000	$3.50
6,000	$3.70
6,000	$3.90
6,000	$4.10

The number of RSUs and corresponding target price are subject to adjustment for any stock split, combination or similar event.

The RSUs will also vest immediately if any of the following events occur: (i) the Company announces its intent to de-register its Common Stock, (ii) the Company commences a self-tender for not less than 33% of its shares at a price greater than or equal to the 15-Day Average Price (as defined in the employment agreement); or (iii) the Company completes an extraordinary transaction in which 15% or more of its current outstanding shares were issued.

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Consulting Agreement with Sententia Capital Management, LLC. On July 9, 2019, the Company entered into a consulting agreement with Sententia Capital Management, LLC (the “Consultant”), which is an affiliate of the Company. Under such agreement, the Consultant agreed to provide executive management services to the Company, which shall be performed by Mr. Zapata. As contemplated by the terms of such agreement, the Company will pay to Consultant compensation in the amount of $14,000 per month through July 31, 2020, unless extended or earlier terminated. In addition, effective August 6, 2019, the Company granted Mr. Zapata 17,777 RSUs in accordance with the Company’s 2014 Plan, which vested immediately upon the date of grant. In line with the Company’s Performance-Based Pay for Executives policy, Mr. Zapata will also be eligible for an RSU bonus of up to 100% of annual cash compensation upon achieving performance-based objectives determined by the Compensation Committee and agreed upon by Mr. Zapata.

Executive Employment Agreement with Jamie Schmidt. On January 14, 2020, the Company entered into an executive employment agreement with Mr. Jamie Schmidt, the Company’s Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Schmidt is entitled to receive (i) an annualized salary of $164,000, (ii) a signing bonus of 7,777 fully vested shares of restricted Common Stock, (iii) a total of 18,000 market-based RSUs which vest at set target prices, and (iv) upon achieving certain performance-based objectives determined by the Chief Executive Officer and Compensation Committee, an RSU bonus up to an amount equivalent to $82,000 and other discretionary bonuses as determined by the Chief Executive Officer and Compensation Committee and approved by the Board of Directors.

The 18,000 market-based RSUs shall vest in accordance with the schedule set forth below.

Number of RSU’s Vested	Target Price
3,000	$4.00
3,000	$4.20
3,000	$4.40
3,000	$4.60
3,000	$4.80
3,000	$5.00

Option Agreement with Charles Davidson. On April 12, 2017, the Company entered into a Stock Option Agreement with Mr. Charles Davidson, a director. Pursuant to the terms of such agreement, Mr. Davidson was granted options to purchase 15,000 shares of Common Stock at an exercise price of $1.70. The options are fully vested and exercisable under the terms of such agreement.

Stock Purchase Agreement with Walter Brown Pistor. On December 17, 2019, the Company together with three of its directors of the Board, acquired 509,331 shares of Common Stock from Walter Brown Pistor. The aggregate consideration for the acquisition of the Common Stock was $1,655,325.75, or $3.25 per share. The Company issued a press release announcing the acquisition on December 18, 2019.

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Dividends. The Company has not paid any dividends on its Common Stock since 1994. The Company’s current policy is to retain earnings to finance the Company’s business. Future dividends will be dependent upon the Company’s financial condition, results of operations, current and anticipated cash requirements, acquisition plans and plans for expansion and any other factors that the Board of Directors deems relevant. The Company has no present intention of paying dividends on its Common Stock in the foreseeable future.

12.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares that we seek to purchase in this Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If the Company (a) increases the price to be paid for the shares above $3.25 per share, decreases the price to be paid for the shares below $3.00 per share, decreases the number of shares being sought in the Offer or increases the number of shares being sought in the Offer by more than 2% of our outstanding shares, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 12, the Offer will be extended until the expiration of such period of ten business days.

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In accordance with the rules of the SEC, if more than $2,500,000 in aggregate purchase price of shares is tendered in the Offer at or below the Purchase Price, subject to the authorization of our Board of Directors, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without extending the Expiration Date. See Section 2.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer. This discussion applies only to “U.S. Holders” (as defined below) that properly tender shares pursuant to the Offer. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address all tax considerations applicable to an investor’s particular circumstances. Furthermore, this discussion does not address any tax considerations to any person that may be subject to special tax rules, including, without limitation:

•	an insurance company;
•	a tax-exempt organization;
•	a dealer in securities or currencies;
•	a trader in securities that makes mark-to-market elections with respect to its securities holdings;
•	a financial institution, a bank and a broker;
•	an “S” corporation, a grantor trust, a partnership and any other entity treated as a partnership for U.S. federal income tax purposes;
•	a commodity broker;
•	a real estate investment trust and a regulated investment company;
•	a “controlled foreign corporation,” a “passive foreign investment company,” and a corporation that accumulates earnings to avoid U.S. federal income tax;
•	a tax qualified retirement plan, including but not limited to a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Code and an entity all of the interests of which are held by a qualified foreign pension fund;
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•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•	a U.S. expatriate;
•	a personal holding company;
•	a person that holds shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;
•	a person who owns shares pursuant to the exercise of any employee stock option or otherwise as compensation;
•	a person subject to special tax accounting rules as a result of any item of gross income with respect to shares being taken into account in an applicable financial statement;
•	a person who, directly, indirectly or constructively (under attribution rules applicable for U.S. federal income tax purposes), owns greater than 5% of our shares;
•	a person who received shares in whole or in part through a tax-free reorganization; and
•	a person that is a non-U.S. Holder.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) of one or more shares that owns such shares as a capital asset for U.S. federal income tax purposes and that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
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•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-Tendering U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal (taking into account the constructive ownership rules above) and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.

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We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its shares are tendered. U.S. Holders that own separate blocks of shares should consult their own tax advisors with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s shares. The amount of any distribution made to a U.S. Holder with respect to shares generally will be included in such U.S. Holder’s gross income as dividend income, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder (and may be lost if the U.S. Holder does not retain any shares after the Offer).

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Accrued Dividends. If any amount received by a U.S. Holder as part of gross proceeds on the tender of our shares is an accumulated and unpaid dividend, the portion of the gross proceeds representing such dividend amount generally will be treated as dividend income in the hands of the U.S. Holder (as explained above).

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Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our shares paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (a) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (a) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise generally be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.

Backup Withholding and Information Reporting

In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. Holder surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such U.S. Holder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. Holder does not provide such U.S. Holder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such U.S. Holder and payment of cash to such U.S. Holder’s pursuant to the Offer may be subject to backup withholding of 24%. All shareholders surrendering shares pursuant to the Offer should complete and sign the main signature form and the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

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THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.	ADDITIONAL INFORMATION; MISCELLANEOUS

We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that shareholders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform shareholders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and shareholders should consult with personal advisors if holders have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith we file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2019, as amended by that certain Amendment on Form 10-K/A filed with the SEC on September 27, 2019;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2019, November 30, 2019 and February 29, 2020;
•	Our Current Reports on Form 8-K filed with the SEC on June 26, 2019, July 2, 2019, August 1, 2019, August 26, 2019, October 11, 2019, October 23, 2019, November 27, 2019, December 9, 2019, December 11, 2019, December 18, 2019, January 16, 2020, February 5, 2020, February 20, 2020 and June 11, 2020; and
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•	Our Proxy Statement on Schedule 14A filed with the SEC on October 31, 2019, as supplemented by the Additional Proxy Materials on Schedule 14A filed with the SEC on October 31, 2019.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Shareholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents.  Shareholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 2765 N.W. Nicolai Street, Portland, Oregon 97210, telephone: (503) 227-7908.  Any shareholder requesting information should be sure to include his or her complete name and address in the request.

 We are not aware of any U.S. jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of our Common Stock in that U.S. jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in this Section 14 with respect to information concerning the Company.

Tendering shareholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal.  We have not authorized any person to make any recommendation on behalf of the Company as to whether shareholders should tender or refrain from tendering shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Company, the Information Agent or the Depositary.

Sincerely,

/s/ Michael Zapata

Michael Zapata
Chief Executive Officer
Schmitt Industries, Inc.
June 11, 2020

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The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way, Edgewood, NY 11717

Please direct any questions or requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials to InvestorCom LLC, by phone at (877) 972-0090, or by mail addressed to InvestorCom LLC, 19 Old Kings Highway S., Suite 210, Darien, Connecticut 06820. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

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